PURCHASE AND SALE AGREEMENT

Dated as of December 10, 2010

among

VARIOUS ENTITIES LISTED ON SCHEDULE I,

as the Originators,

ARMSTRONG WORLD INDUSTRIES, INC.,

individually and as Servicer

and

ARMSTRONG RECEIVABLES COMPANY LLC

CONTENTS

ARTICLE I

AGREEMENT TO PURCHASE AND SELL

SECTION 1.1	Conveyance of Receivables	2

SECTION 1.2	Timing of Purchases	3

SECTION 1.3	Consideration for Purchases	3

SECTION 1.4	Purchase and Sale Termination Date	3

SECTION 1.5	Intention of the Parties	3

ARTICLE II

PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1	Purchase Report	4

SECTION 2.2	Calculation of Purchase Price	5

ARTICLE III

PAYMENT OF PURCHASE PRICE

SECTION 3.1	Contribution of Receivables and Purchase Price Payment	5

SECTION 3.2	Company and L/C Note Allocations	8

SECTION 3.3	Settlement as to Specific Receivables and Dilution	8

SECTION 3.4	Reconveyance of Receivables	10

SECTION 3.5	Letters of Credit	10

ARTICLE IV

CONDITIONS OF PURCHASES

SECTION 4.1	Conditions Precedent to Initial Purchase	10

SECTION 4.2	Certification as to Representations and Warranties	12

SECTION 4.3	Additional Originators	12

SECTION 4.4	Removal of Originators	13

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

SECTION 5.1	Representations and Warranties Regarding the Originators	13

SECTION 5.2	Representations and Warranties Regarding the Receivables	17

SECTION 5.3	Reaffirmation of Representations and Warranties by the Originators	18

SECTION 5.4	Ordinary Course of Business	18

ARTICLE VI

COVENANTS OF THE ORIGINATORS

SECTION 6.1	Affirmative Covenants	18

SECTION 6.2	Reporting Requirements	20

SECTION 6.3	Negative Covenants	21

SECTION 6.4	Substantive Consolidation	22

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ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

SECTION 7.1	Rights of the Company	23

SECTION 7.2	Responsibilities of the Originators	23

SECTION 7.3	Further Action Evidencing Purchases	24

SECTION 7.4	Application of Collections	24

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1	Purchase and Sale Termination Events	25

SECTION 8.2	Remedies	25

ARTICLE IX

INDEMNIFICATION

SECTION 9.1	Indemnities by the Originators	26

ARTICLE X

MISCELLANEOUS

SECTION 10.1	Amendments, etc	27

SECTION 10.2	Notices, etc	28

SECTION 10.3	No Waiver; Cumulative Remedies	28

SECTION 10.4	Binding Effect; Assignability	28

SECTION 10.5	Governing Law	28

SECTION 10.6	Costs, Expenses and Taxes	29

SECTION 10.7	SUBMISSION TO JURISDICTION	29

SECTION 10.8	WAIVER OF JURY TRIAL	29

SECTION 10.9	Captions and Cross References; Incorporation by Reference	30

SECTION 10.10	Execution in Counterparts	30

SECTION 10.11	Acknowledgment and Agreement	30

SECTION 10.12	No Proceeding	30

SECTION 10.13	Limited Recourse. The obligations of the Company under this Agreement are solely the obligations of the Company	31

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TABLE OF CONTENTS
(cont)

SCHEDULES

Schedule I	List of Originators and Jurisdiction of Organization
Schedule II	Location of Books and Records of Originators
Schedule III	Trade Names
Schedule IV	Actions/Suits
Schedule V	Notice Addresses for Company, Each Originator and Armstrong

EXHIBITS

Exhibit A	Form of Purchase Report
Exhibit B	Form of Company Note
Exhibit C	Form of L/C Note
Exhibit D	Form of Joinder Agreement

iii

THIS PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 10, 2010, is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (each, in its capacity as originator hereunder, an “Originator”; and collectively, “Originators”), ARMSTRONG WORLD INDUSTRIES, INC., individually (“Armstrong”) and as initial Servicer (as defined below) and ARMSTRONG RECEIVABLES COMPANY LLC, a limited liability company organized under the laws of Delaware (the “Company”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement of even date herewith (as the same exists as of the date hereof or as it may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, Armstrong World Industries, Inc. (individually, “Armstrong”), as initial Servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), Atlantic Asset Securitization LLC, as Conduit Purchaser, and Crédit Agricole Corporate and Investment Bank, as Administrative Agent, Related Committed Purchaser and LC Bank.  All references herein to months are to calendar months unless otherwise expressly indicated.

BACKGROUND:

1. The Company is a special purpose entity, all of the issued and outstanding voting shares of which are owned by the Originators;

2. The Originators generate Receivables in the ordinary course of their businesses;

3. The Originators, in order to finance their respective businesses, wish to sell Receivables to the Company, and the Company is willing to purchase Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein;

4. The Originators and the Company intend this transaction to be a true sale or contribution, as the case may be, of Receivables and Related Rights by each Originator to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be characterized as a loan from the Company to any Originator; and

5. The Company intends to sell the Purchaser’s Interest in the Receivables and Related Rights to the Purchasers pursuant to the Receivables Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL

SECTION 1.1 Conveyance of Receivables.  On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, hereby does (i) with respect to the Receivables contributed to the Company pursuant to Section 3.1 (the “Contributed Receivables”), contribute to the capital of, and transfer, assign and otherwise convey to the Company, without recourse (except as expressly provided herein), and the Company hereby agrees to, and hereby does, acquire all of such Originator’s right, title and interest, whether now owned or hereafter acquired, in and to, and (ii) with respect to any other Receivables sold to the Company hereunder (the “Sold Receivables”), sell, transfer, assign and otherwise convey to the Company, without recourse (except to the extent expressly provided herein), and the Company agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4 hereof), all of such Originator’s right, title and interest, whether now owned or hereafter acquired, in and to:

(a) each Receivable of such Originator that existed and was owing to such Originator at the opening of such Originator’s business on the Closing Date (other than any Contributed Receivables);

(b) each Receivable generated by such Originator from and including the Closing Date to but excluding the Purchase and Sale Termination Date;

(c) all rights to (but none of the obligations of) such Originator under all Related Security;

(d) all amounts due or to become due to such Originator with respect to any of the foregoing;

(e) all books and records of such Originator related to any of the foregoing, and all Transaction Documents to which such Originator is a party, together with all rights (but none of the obligations) of such Originator thereunder;

(f) all rights, remedies, powers, privileges, title and interest (but not obligations) of such Originator in and to (x) each Lock-Box Account and each Collection Account, (y) all amounts on deposit therein, and (z) any related investment property (as such term is defined in the applicable UCC); and

(g) all Collections and other proceeds (as defined in the applicable UCC) and products of any of the foregoing that are or were received by such Originator on or after the Closing Date, including, without limitation, all funds which either are received by such Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of such Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Company or the Servicer applies in the ordinary course of its business to amounts owed in respect of any Receivable, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of Receivables, or any other parties directly or indirectly liable for payment of such Receivables)

(clauses (a) through (g), collectively, the “Collateral”); provided, that upon receipt by the Seller of the Repurchase Price with respect to any Receivable in accordance with Section 3.3, such Receivable and all Related Rights immediately shall cease to constitute Collateral hereunder and shall be reconveyed to the applicable Originator in accordance with Section 3.4 and, thereafter, shall cease to constitute a Receivable for all purposes hereunder.

All purchases and contributions hereunder are absolute and irrevocable and shall be made without recourse (except as expressly provided herein), but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement with respect to such Receivables.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed.  The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (g) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

SECTION 1.2 Timing of Purchases.

(a) Closing Date Purchases.  Each Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to such Originator as of the opening of such Originator’s business on the Closing Date and (ii) all Related Rights with respect thereto automatically shall be, and shall be deemed to have been, sold or contributed by such Originator to the Company on the Closing Date.

(b) Subsequent Purchases.  On or after the Closing Date, until the Purchase and Sale Termination Date, each Receivable generated by each Originator and the Related Rights thereto shall be, and shall be deemed to have been, sold by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originators in accordance with Article III and to reflect all contributions in accordance with Section 3.1.  With respect to the Contributed Receivables, the Purchase Price therefore shall be deemed paid in full in cash and returned to the Company as a capital contribution by Armstrong.

SECTION 1.4 Purchase and Sale Termination Date.  The “Purchase and Sale Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date (as defined in Section 2.2) immediately following the day on which the Originators shall have given at least 30 days’ prior written notice to the Company and the Administrative Agent that the Originators desire to terminate this Agreement.

SECTION 1.5 Intention of the Parties.  It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of the Receivables and Related Rights, including without limitation all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights, be construed as a valid and perfected sale and absolute assignment or contribution, as the case may be (without recourse except as expressly provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator.  However, if, contrary to the mutual intent of the parties, any conveyance of Receivables and Related Rights, including without limitation all Receivables, if any, constituting general intangibles as defined in the UCC, is not construed to be both a valid and perfected sale and absolute assignment or contribution of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Originator shall be deemed to have granted to the Company as of the date of this Agreement, and such Originator hereby grants to the Company a security interest in, to and under all of such Originator’s right, title and interest in and to the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder.

ARTICLE II

PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Report.  On the Closing Date and on the Business Day immediately preceding each Settlement Date (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Company, each Originator and the Administrative Agent a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a) Receivables purchased by the Company from each Originator (or, in the case of Contributed Receivables, received by the Company from Armstrong) (i) in the case of the Purchase Report to be delivered on the Closing Date, on the Closing Date, and (ii) thereafter, during the period commencing on (and including) the first day of the Settlement Period immediately preceding the calendar month in which such Monthly Purchase Report Date occurs to (and including) the last day of such Settlement Period; and

(b) the calculations described in Section 3.3(d) that are required to be included in such Purchase Report;

provided, that if a Termination Event or Incipient Termination Event shall have occurred and be continuing, the Servicer shall, if so requested by the Administrative Agent, be required to deliver a Purchase Report to such Person for the period so requested by such Person (including as frequently as weekly or daily, provided, that such daily or weekly reporting shall only be required to include (x) the aggregate Outstanding Balance of the Pool Receivables at the beginning and end of each period covered, (y) aggregate sales during such period, and (z) aggregate Collections during such period).

SECTION 2.2 Calculation of Purchase Price.  The “Purchase Price” to be paid to each Originator for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=
The “Fair Market Value Discount”, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the sum of (x) the Prime Rate on such Payment Date and (y) the Servicing Fee Rate, and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the close of business of the last Business Day of the calendar month immediately preceding such Payment Date) and the denominator of which is 365.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that Originators are open for business.

“Prime Rate” means, for each monthly period covered by a Purchase Report, a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal on the first day of such monthly period or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.

ARTICLE III

PAYMENT OF PURCHASE PRICE

SECTION 3.1 Contribution of Receivables and Purchase Price Payment.

(a) On the Closing Date, Armstrong shall, and hereby does, on a one-time basis, contribute to the capital of the Company either, or a combination of, (i) Receivables and Related Rights consisting of each Receivable of Armstrong that existed and was owing to Armstrong on the Closing Date, beginning with the oldest of such Receivables and continuing chronologically thereafter and/or (ii) cash, in either case such that the aggregate Outstanding Balance of all such Contributed Receivables plus the amount of cash, after giving effect to such contribution, shall be at least equal to 25% of the Purchase Limit as of the Closing Date.  The Company shall reflect a capital contribution on its books and records from Armstrong contributing such Receivables or cash.  The value (the “Contributed Value”) of any such capital contribution consisting of Receivables and Related Rights shall be calculated using the formula set forth in the Purchase Price.

(b) On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and each Payment Date thereafter, the Company agrees to pay to each Originator the Purchase Price for the Receivables sold by such Originator to the Company on such date.  Such Purchase Price on each such Payment Date shall be paid:

(i) To the extent that the Company has cash available therefor and such payment is not prohibited under the Receivables Purchase Agreement, in cash (the amount of such cash paid to Originators being allocated among the Originators on a pro rata basis according to the Purchase Price owing to each Originator on such Payment Date (but excluding from such cash Purchase Price with respect to any Originator the aggregate stated amount of any Letters of Credit issued at the request of such Originator in connection with such sale)).

(ii) To the extent that such Purchase Price owed to any Originator exceeds the sum of (x) the amount of such Purchase Price paid by the Company in cash pursuant to clause (i) above and (y) the amount of such Purchase Price paid by the Company pursuant to the issuance of a Letter of Credit pursuant to clause (iii) below, such Originator hereby agrees to make a subordinated loan (each, a “Subordinated Loan”) to the Company in the amount of such excess.  Such Subordinated Loans of an Originator shall be evidenced by a subordinated promissory note in the form of Exhibit B with an initial principal balance determined as of the Closing Date (each such promissory note, as it may be amended, supplemented, indorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called a “Company Note”).  The Subordinated Loans shall bear interest and be payable as provided in the Company Note.  The principal balance (the “Company Note Principal Balance”) of the Company Note issued to a particular Originator shall equal (i) the sum of (x) the initial principal balance thereof plus (y) the amount of any Subordinated Loans made to the Company by such Originator plus (z) the amount of any Expired Undrawn Amounts in respect of the L/C Note issued by such Originator minus (ii) the amount of principal payments (including any deemed principal payments) made by the Company to such Originator pursuant to the terms of such Company Note.

(iii) (1)         If any Originator so requests, the Company shall pay all or part of such Purchase Price owed to such Originator by causing the Issuance of a Letter of Credit (pursuant to the terms of the Receivables Purchase Agreement) in favor of one or more beneficiaries selected by such Purchaser.  Such Originator shall reimburse the Company for its expenses incurred in connection with obtaining such Letter of Credit and shall also pay Company a fee in an amount equal to 0.125% of the face amount thereof for procuring such Letter of Credit; provided, that such fees and expenses may be offset against the outstanding principal amount of the Company Note payable to such Originator.

(2) The face amount of each Letter of Credit issued at the request of an Originator shall be applied (x) as a payment deduction from the applicable Purchase Price otherwise payable by the Company to such Originator and (y) to the extent such face amount exceeds such Purchase Price, as a reduction in the aggregate outstanding principal amount of the Company Note of the applicable Originator (the amounts described in clauses (x) and (y) above, the “Availability Amounts”).

(3) Notwithstanding anything herein or in any other Transaction Document to the contrary, it is understood and agreed that in no event shall any Originator have any reimbursement or recourse obligations in respect of any Letter of Credit.

(4) In connection with the initial issuance of any such Letter of Credit at the request of an Originator, the Company shall execute and deliver to such Originator a note substantially in the form of Exhibit C (each such note, as it may be amended, supplemented, indorsed or otherwise modified from time to time, together with all notes issued from time to time in substitution thereof in accordance with the Transaction Documents, being herein called an “L/C Note”) in favor of such Originator, with an initial principal amount equal to the face amount of such Letter of Credit.  In the event that a Letter of Credit is issued at the request of an Originator, the principal amount of the applicable L/C Note shall be increased by the face amount of such Letter of Credit (such amount, an “L/C Principal Increase”).  In the event that a Letter of Credit is drawn upon, the principal amount of the applicable L/C Note shall be reduced by the amount of such draw (such amount, a “Drawn Amount”).

(5) In the event that any portion of a Letter of Credit (as the same may be extended, replaced or renewed) expires undrawn, the principal amount of the applicable L/C Note shall be reduced by such undrawn amount (the “Expired Undrawn Amount”) and the principal balance of the Company Note in favor of the relevant Originator shall be increased by such undrawn amount.  The parties hereto agree and acknowledge that any Expired Undrawn Amounts that increase the principal balance of any Company Note shall be deemed to be paid prior to any other outstanding principal amounts on such Company Note.

(6) The parties hereto acknowledge and agree that the repayment of each L/C Note shall be senior to repayment of the Company Notes.  The principal balance (the “LC Note Principal Balance”) of the L/C Note issued to a particular Originator shall equal at any time (i) the sum of (x) the initial principal balance thereof plus (y) any L/C Principal Increase with respect to such L/C Note, minus (ii) the sum of (x) the amount of principal payments (including any deemed principal payments) made by the Company to such Originator pursuant to the terms of such L/C Note plus (y) the amount of any Drawn Amounts in respect of such L/C Note plus (z) the amount of any Expired Undrawn Amounts in respect of such L/C Note.

(c)  The Servicer shall make all appropriate record keeping entries with respect to the Company Notes, the L/C Notes or otherwise to reflect the foregoing payments and reductions and any reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute prima facie evidence of the principal amount of, and accrued interest on, any Company Note or L/C Note at any time.  Furthermore, the Servicer shall hold the Company Notes and the L/C Notes for the benefit of the Originators.  Each Originator hereby irrevocably authorizes the Servicer to mark the Company Notes or L/C Notes “CANCELED” and to return such Company Notes or L/C Notes to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

SECTION 3.2 Company and L/C Note Allocations.  If any Originator desires that the Company cause the Issuance of a Letter of Credit on a day on which the Company is not purchasing any Receivables from such Originator, the Originator shall be permitted to require the Seller to cause such an Issuance (subject to payment of the amounts described in the second sentence of clause 3.1(b)(iii)) if and to the extent that the face amount of such Letter of Credit is less than current outstanding principal balance of such Originator’s Company Note.  In such event, the face amount of such Letter of Credit shall be offset against the Company’s obligations to such Originator by a reduction in the aggregate outstanding principal amount of the Company Note of such Originator.  In connection with such Issuance, the outstanding balance of such Originator’s L/C Note shall be increased by the amount of any reduction in the aggregate outstanding principal amount of the Company Note of such Originator or deemed payment of interest on such Company Note as set forth in the preceding sentence.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a) If, (i) on the day on which a Receivable is purchased from an Originator hereunder, any of the representations or warranties set forth in Sections 5.1(j), 5.2(b) and 5.2(f) are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.1(j), 5.2(b) or 5.2(f) is no longer true with respect to such Receivable, then, promptly upon notice of such inaccuracy, the applicable Originator shall repurchase such Receivable from the Company for an amount equal to the Outstanding Balance thereof (such amount, the “Repurchase Price”).  Any Repurchase Price with respect to such a Receivable shall be paid in accordance with clause (c) below and, in the event that the Servicer or the Company thereafter receives payment on account of such Receivable, the Company promptly shall deliver such payments to such Originator.

(b) If, on any day, the Outstanding Balance of any Receivable (including any Contributed Receivable) purchased from an Originator by the Company hereunder or contributed to the Company hereunder is reduced or adjusted as a result of any defective, rejected or returned goods or services, or any discount, revision, cancellation, allowance or other adjustment made by any Originator, the Company or the Servicer in the ordinary course of business (it being understood and agreed that none of the foregoing shall be done for any credit-related reason) or any setoff or dispute between any Originator or any Affiliate and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of such Originator) (in each case other than solely as a result of the failure to collect such Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor), then the Purchase Price or the Contributed Value with respect to such Receivable shall be reduced by the amount of such net reduction (such amount, the “Net Reduction Amount”).  For the avoidance of doubt, if goods in respect of any Receivable purchased from an Originator by the Company hereunder or contributed to the Company hereunder are repossessed or foreclosed by any Originator, the Company or the Servicer, the fair market value of such goods upon such repossession or foreclosure shall be deemed to be Collections on such Receivable hereunder.

(c) Any Repurchase Price or Net Reduction Amount shall be paid by the applicable Originator in the following manner:

(i) first, so long as the date of such payment is not an Amortization Day, the amount of such Repurchase Price or Net Reduction Amount shall be deemed to be a payment of the following amounts in the following order of priority:

(1)	first, as a credit towards the amount of any Purchase Price payable to such Originator on such date,

(2)	second, as a payment of any accrued and unpaid interest owing to such Originator under the terms of the applicable L/C Note,

(3)	third, as a payment of any accrued and unpaid interest owing to such Originator under the terms of the applicable Company Note, and

(4)	fourth, as a payment of the outstanding Company Note Principal Balance under the applicable Company Note;

(ii) second, the applicable Originator shall deposit (in immediately available funds) an amount equal to any unpaid Repurchase Price or Net Reduction Amount into a Collection Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

(d) Each Purchase Report (other than the Purchase Report delivered on the Closing Date) shall include a calculation of the Net Reduction Amounts and Repurchase Prices, in each case that arose since the last Purchase Report delivered hereunder (as indicated on the books of the Company).  Nothing herein shall require the Company to take any action that would violate the terms of the Receivables Purchase Agreement.

SECTION 3.4 Reconveyance of Receivables.  In the event that an Originator has paid to the Company the full Repurchase Price of any Receivable pursuant to Section 3.3, the Company shall automatically reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company.

SECTION 3.5 Letters of Credit.

          (a)           Upon the request of the Servicer (acting as agent for each Originator as described in clause (b) below), and in accordance with the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement and hereunder (including any limitations therein on the amount of any such issuance), the Company agrees, on behalf of each Originator, to cause the LC Bank to issue, on any day specified by the Servicer (for the account of the Company and at the request of the applicable Originator or any Affiliate designated by such Originator), Letters of Credit in favor of the beneficiaries specified by the Servicer (on behalf of such Originator).  The aggregate stated amount of Letters of Credit to be issued on any Payment Date on behalf of any Originator shall not exceed the Availability Amounts with respect to such Originator on such Payment Date.  Under no circumstances shall any Originator (or any Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b)           Each Originator appoints the Servicer as its agent (on which appointment the Company, the Sub-Servicers, the Administrative Agent, the LC Bank and the Purchasers may rely until such Originator provides contrary written notice to each such Person) to act on such Originator’s behalf to take all actions and to make all decisions in respect of the issuance, amendment and administration of the Letters of Credit, including requests for the issuance and extension of Letters of Credit and the allocation of the stated amounts of Letters of Credit against Purchase Price owed to particular Originators and against Company Notes issued to particular Originators.  In the event that an Originator or Servicer on its behalf requests a Letter of Credit hereunder, the Servicer and such Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank, and the Servicer shall notify the relevant Originators, the Company and the Administrative Agent of the allocations described in the preceding sentence.  Such allocations shall be binding on the Company and each Originator, absent manifest error.

(c)           Each Originator agrees to be bound by the terms of and conditions of the Receivables Purchase Agreement relating to the Letters of Credit.

ARTICLE IV

CONDITIONS OF PURCHASES

SECTION 4.1 Conditions Precedent to Initial Purchase.  The initial purchase of Receivables by the Company hereunder is subject to the condition precedent that the Company and the Administrative Agent (as the Company’s assignee) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Company and the Administrative Agent:

(a) A copy of the resolutions of the board of directors or managers or authorized committee thereof of each Originator approving the Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the secretary or assistant secretary of such Originator;

(b) Good standing certificates (or applicable certificate or statement of like effect in any applicable jurisdiction howsoever named) for each Originator issued as of a recent date acceptable to the Company and the Administrative Agent by the Secretary of State of the jurisdiction of such Originator’s organization;

(c) A certificate of the secretary or assistant secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Company and the Administrative Agent may conclusively rely until such time as the Servicer, the Company and the Administrative Agent shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) The certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date acceptable to the Servicer, together with a copy of the by-laws or limited liability company agreement of such Originator (including all amendments and modifications thereto), each duly certified by the secretary or an assistant secretary of such Originator;

(e) Proper financing statements (Form UCC-1) in form ready to be filed on the Closing Date, naming each Originator as the debtor/seller and the Company as the buyer/assignor (and the Administrative Agent, for the benefit of the Purchasers, as secured party/assignee) of the Receivables generated by such Originator, as may be necessary or, in the Company’s or the Administrative Agent’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest has been assigned to it hereunder;

(f) A written search report from a Person satisfactory to the Company and the Administrative Agent listing all effective financing statements that name any of the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated as the case may be prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold or contributed to the Company hereunder), and tax and judgment lien search reports from all applicable jurisdictions (including, without limitation liens of the Pension Benefit Guaranty Corporation) showing no evidence of such liens filed against any Originator;

(g) Favorable opinions of (i) Weil, Gotshal & Manges LLP, special counsel to Armstrong and the other Originators, (ii) Morgan, Lewis & Bockius LLP, special Pennsylvania counsel to Armstrong, (iii) Bass, Berry & Sims PLC, special Tennessee counsel to Armstrong Hardwood Flooring Company, and (iv) Mary Huwaldt, Deputy General Counsel to Armstrong and the other Originators, in form and substance satisfactory to the Company, the Administrative Agent and each Purchaser;

(h) A Company Note in favor of each Originator, duly executed by the Company;

(i) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s and the Administrative Agent’s satisfaction; and

(j) A certificate from an officer of each Originator to the effect that such Originator has placed on the most recent, and has taken all steps reasonably necessary to ensure that there shall be placed on subsequent, data processing reports an indication reasonably acceptable to the Company and the Administrative Agent indicating that the Receivables described therein have been sold to the Company pursuant to this Agreement and that an interest in the same Receivables has been granted to the Administrative Agent (for the benefit of the Purchasers) under the Receivables Purchase Agreement.

SECTION 4.2 Certification as to Representations and Warranties.  Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties made by it pursuant to in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

SECTION 4.3 Additional Originators.  Additional Persons may be added as Originators hereunder, with the prior written consent of the Company and the Administrative Agent; provided that following conditions are satisfied on the date of such addition:

(a) the Servicer shall have given the Administrative Agent and the Company at least sixty days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such information with respect to such proposed additional Originator as the Administrative may reasonably request;

(b) such proposed additional Originator has executed and delivered to the Company and the Administrative Agent an agreement substantially in the form attached hereto as Exhibit D (a “Joinder Agreement”);

(c) such proposed additional Originator has delivered to the Company, the Administrative Agent each of the documents with respect to such Originator described in Sections 4.1 and 4.2, in each case in form and substance satisfactory to the Company, the Administrative Agent;

(d) the Administrative Agent shall have received, to the extent required by the securitization program of any Conduit Purchaser, a written statement from each applicable Rating Agency confirming that the addition of such Originator will not result in a downgrade or withdrawal of the then current ratings of the Notes; and

(e) no Termination Event or Incipient Termination Event shall have occurred and be continuing.

SECTION 4.4 Removal of Originators. Any Originator hereunder may be removed from this Agreement with the prior written consent of the Company, the Administrative Agent and each Purchaser, in each case in its sole discretion; provided that (i) the following conditions are satisfied on or before the date of such removal:

(a) the Servicer shall have given the Company, the Administrative Agent and each Purchaser at least thirty days’ prior written notice of such proposed removal and the identity of such Originator and shall have provided such other information with respect to such Originator as the Administrative Agent or any Purchaser may reasonably request;

(b) such proposed removed Originator has executed and delivered to the Company, each other Originator, the Administrative Agent and each Purchaser an amendment to this Agreement effecting the removal of such Originator in form and substance acceptable to the Administrative Agent and each Purchaser; and

(c) no Termination Event or Incipient Termination Event shall have occurred and be continuing immediately after giving effect to the removal of such Originator.

After giving effect to the removal of any Originator, such removed Originator shall no longer be party to this Agreement or any other Transaction Document and shall no longer have any obligations or rights thereunder (other than such obligations which by their express terms survive termination of this Agreement or such other Transaction Document).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

In order to induce the Company to enter into this Agreement and to make purchases and accept contributions hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold or contributed by it hereunder made or deemed made by such Originator is true and correct, and hereby makes the representations and warranties set forth in this Article V (except for the representations and warranties made in Section 5.1(m)(i), which are made only by Armstrong):

SECTION 5.1 Representations and Warranties Regarding the Originators.  On the Closing Date and on each date set forth in Section 5.3, each Originator represents and warrants as follows:

(a) Corporate Existence and Power.  Such Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except if failure to have such licenses, authorizations, consents, or approvals could not reasonably be expected to have a Material Adverse Effect.

(b) Corporate and Governmental Authorization, Contravention.  The execution, delivery and performance by such Originator of this Agreement and each of the other Transaction Documents to which it is a party are within such Originator’s company powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder and disclosures and filings under applicable securities laws), any governmental body, agency or official other than those actions which have been satisfied and those filings which have been made, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Originator or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Originator or result in the creation or imposition of any lien  (other than liens in favor of the Company and Administrative Agent under the Transaction Documents) on assets of such Originator or any of its Subsidiaries which contraventions or defaults could reasonably be expected to have a Material Adverse Effect with respect to such Originator.

(c) Binding Effect of Agreement.  This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

(d) Accuracy of Information.  All information heretofore furnished by such Originator to the Company, the Administrative Agent or any Purchaser for purposes of or in connection with this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby (if prepared by such Originator, or to the extent supplied by such Originator) is, and all such information hereafter furnished by such Originator to the Company, the Administrative Agent or any Purchaser will be, true and accurate in every material respect as of the date such information is stated or certified (when considered as a whole with such other information heretofore or hereafter furnished by such Originator).  No information contained in any report delivered pursuant to Section 6.2 or in any Purchase Report shall be incomplete by omitting to state any material fact necessary to make such information not misleading on the date as of which such information is dated or certified.

(e) Actions, Suits.  Except as set forth in Schedule IV (and solely with respect to such Originator), there are no actions, suits or proceedings pending or, to the best of such Originator’s knowledge, threatened against or affecting such Originator or its property, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of such Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(f) Taxes.  Such Originator has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP).

(g) Compliance with Applicable Laws.  Such Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities, a breach of any of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on such Originator.

(h) Reliance on Separate Legal Identity.  Such Originator acknowledges that each of the Purchasers and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Company’s identity as a legal entity separate from such Originator.

(i) Investment Company.  Such Originator is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j) Financing Statements.  On or before the date ten (10) days after the Closing Date, all financing statements and other documents, if any, required to be recorded or filed in order to perfect the Company’s ownership interest in such Receivable against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.  No effective financing statement or other instrument similar in effect covering any Receivable generated by such Originator or any right related to any such Receivable that is of the type described in Section 1.1 is on file in any recording office except such as may be filed in favor of the Company or the Originators, as the case may be, in accordance with this Agreement or in favor of the Administrative Agent for the benefit of the Purchasers in accordance with the Receivables Purchase Agreement.

(k) Names, Location and Offices.  Except as described in Schedule VI, such Originator has not used any corporate names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement for at least two years before the date hereof.  As of the date hereof, such Originator’s jurisdiction of organization is as set forth on Schedule I hereto, and such jurisdiction of organization has not been changed for at least four months before the date hereof.  The offices where such Originator keeps all records concerning the Receivables are located at the addresses set forth on Schedule II hereto or such other locations of which the Company and the Administrative Agent has been given written notice in accordance with the terms hereof.

(l) Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company.  No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law.  No use of funds obtained by such Originator hereunder will conflict with or contravene Regulation T, U or X of the Federal Reserve Board.  No purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

(m) Financial Condition.

(i) The consolidated financial statements of Armstrong and its consolidated Subsidiaries as of December 31, 2009 and for the three fiscal quarters ended September 30, 2010 and the related statements of income and shareholders’ equity of Armstrong and its consolidated subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Company, each Purchaser and the Administrative Agent, present fairly in all material respects the consolidated financial condition of Armstrong and its consolidated subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, subject in the case of such quarterly statements to the absence of footnotes; and since such date no event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii) On the date hereof, and on the date of each purchase or contribution hereunder of any Receivable hereunder (both before and after giving effect to such purchase or contribution), Armstrong and such Originator shall be Solvent.

“Solvent” means with respect to any Person at any time, a condition under which:

(A)
the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(B)
the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(C)	such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(D)	such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(I)
the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(II)	the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(III)
the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

(IV)
the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

(n) Licenses, Contingent Liabilities, and Labor Controversies.

(i) Such Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which failure to obtain could reasonably be expected to have a Material Adverse Effect with respect to such Originator.

(ii) To the Originator’s knowledge, there are no labor controversies pending against such Originator that have had (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

(iii) No actions or steps have been taken by the Pension Benefit Guaranty Corporation, the “plan sponsor” (as defined in Section 3(16) of ERISA) or any other entity, to terminate any “pension plan” (as defined in Section 3(2) of ERISA), and no conditions exist and no events or transactions have occurred with respect to such plans, that could be reasonably expected to have a Material Adverse Effect with respect to such Originator.  No conditions exist and no events or transactions have occurred with respect to a “multiemployer pension plan” (as defined in Section 4001(a)(3) of ERISA) that could have (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

SECTION 5.2 Representations and Warranties Regarding the Receivables.  On the date each Receivable is sold ,contributed or otherwise transferred to the Company hereunder, the applicable Originator selling such Receivable represents and warrants with respect to such Receivable as follows:

(a) Compliance with Applicable Laws.  Such Receivable does not contravene any laws, rules or regulations applicable thereto or to such Originator

(b) Perfection.  Immediately preceding its sale of such Receivable, such Originator was the owner of such Receivable, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under such Receivable, free and clear of any Adverse Claims.

(c) Creation of Receivables.  Such Originator has exercised at least the same degree of care and diligence in the creation of such Receivable, as it has exercised in connection with the creation of receivables originated by it and not so transferred hereunder.

(d) Credit and Collection Policy.  Such Originator has complied in all material respects with its Credit and Collection Policy in regard to such Receivable and related Contract.

(e) Enforceability of Contracts.  Each Contract related to such Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting the rights of creditors), without being subject to any defense, deduction, offset or counterclaim and such Originator has fully performed its obligations under such Contract.

(f) Good Title.  Upon the creation of such Receivable sold or contributed or otherwise conveyed or purported to be conveyed (and on the Closing Date for then existing Receivables), the Company shall have a valid and perfected first priority ownership interest in each such Receivable sold or contributed to it hereunder, free and clear of any Adverse Claim.

SECTION 5.3 Reaffirmation of Representations and Warranties by the Originators.  On each day that a new Receivable is created, and when sold to the Company hereunder, the Originator with respect to such Receivable shall be deemed to have certified (severally and not jointly) that all representations and warranties set forth in Section 5.1 (except for the representations and warranties made in Section 5.1(m)(i), which are made only by Armstrong), and Sections 5.2(b) and (f) are true and correct on and as of such day.

SECTION 5.4 Ordinary Course of Business.  Each of the Originators and Company represents and warrants as to itself that each remittance of Collections by or on behalf of such Originator (or, in the case of the Company, by any Originator) to the Company pursuant to the Transaction Documents and any related accounts of amounts owing hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Company and (ii) made in the ordinary course of business or financial affairs of such Originator and the Company.

ARTICLE VI

COVENANTS OF THE ORIGINATORS

SECTION 6.1 Affirmative Covenants.  From the date hereof until the later of (i) the Final Discharge Date and (ii) the date all obligations of the applicable Originator to the Company and its assigns have been satisfied in full, such Originator agrees, severally and not jointly:

(a) Compliance With Laws, Etc.  Such Originator shall comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Receivables generated by it and the Contracts and other agreements related thereto except where the failure to so comply would not materially and adversely affect the collectibility of such Receivables or the rights of the Company hereunder.

(b) General Information.  Such Originator shall furnish to the Company, the Administrative Agent and each Purchaser such information as such Person may from time to time reasonably request.

(c) Furnishing of Information and Inspection of Records.  Such Originator will furnish to the Company and the Administrative Agent such information with respect to the Receivables as the Company or the Administrative Agent may reasonably request.  Such Originator shall, at any time and from time to time during regular business hours and upon reasonable prior written notice (i) permit the Company or the Administrative Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables or other Related Rights and (B) to visit the offices and properties of such Originator for the purpose of examining such books and records, and to discuss matters relating to the Receivables, other Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator (provided that representatives of such Originator are present during such discussions) having knowledge of such matters, in each case to the extent reasonable; and (ii) without limiting the provisions of clause (i) above, from time to time on the request of the Administrative Agent upon reasonable prior written notice from the Company or the Administrative Agent permit certified public accountants or other auditors reasonably acceptable to the Administrative Agent (which may include the current auditors of such Originator) to conduct, a review of its books and records with respect to the Receivables.  Such examinations and visits shall be at the expense of the applicable Originator, provided, that the Originator shall only be required to pay the expenses of one such examination and visit by or at the request of the Administrative Agent pursuant to this Section 6.1(c) per calendar year so long as no Purchase and Sale Termination Event or Incipient Purchase and Sale Termination Event shall have occurred and be continuing.

(d)  Keeping of Records and Books.  Such Originator will have and maintain (i) administrative and operating procedures (including an ability to recreate records if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all records and other information reasonably necessary for the collection of the Receivables originated by such Originator (including records adequate to permit the daily identification of each new such Receivable and all Collections of, and adjustments to, each existing such Receivable).  Such Originator will give the Company, the Administrative Agent and each Purchaser prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Company, the Administrative Agent and each Purchaser on or before the date hereof as such Originator’s then existing or planned administrative and operating procedures for collecting Receivables.

(e) Performance and Compliance with Receivables and Contracts.  Such Originator will at its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under all Contracts or other documents or agreements related to the Receivables, except where the failure to so perform or comply could not reasonably be expected to have a material adverse effect on the collectability of the Receivables or such Originator’s ability to perform its obligations under the Transaction Documents.

(f) Credit and Collection Policy.  Such Originator will comply with its Credit and Collection Policy in all material respects in regard to each Receivable originated by it and any related Contract or other related document or agreement.

(g) Receivable Purchase Agreement.  Such Originator will perform and comply with each covenant and other undertaking in the Receivables Purchase Agreement that the Company undertakes to cause or instruct such Originator to perform, subject to any grace periods for such performance provided for in the Receivables Purchase Agreement.

(h) Preservation of Corporate Existence.  Such Originator shall preserve and maintain its existence as a corporation, partnership or limited liability company, as applicable, and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could be reasonably expected to have a Material Adverse Effect with respect to such Originator.

(i) Jurisdiction of Organization; Location of Records.  Such Originator shall keep its jurisdiction of organization, and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Schedule I or Schedule II, respectively, or, upon 30 days’ prior written notice to the Company and the Administrative Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(j) Preservation of Security Interest. Such Originator shall take any and all action as the Administrative Agent may reasonably require to preserve and maintain the perfection and priority of the security interest of the Company in the Collateral pursuant to this Agreement.

(k) Instructions to Obligors.  Within 31 days after the Closing Date, such Originator and/or the Servicer shall instruct each Obligor that makes payments on Receivables owed to such Originator to an account other than a Lock-Box Account or Collection Account as of the Closing Date to make future payments on Receivables by wire transfer to any Lock-Box Account or Collection Account.

SECTION 6.2 Reporting Requirements.  From the date hereof until the latest of the Final Discharge Date and the date all obligations of the applicable Originator to the Company and its assigns have been satisfied in full such Originator will, unless the Administrative Agent, the Majority Purchasers and the Company shall otherwise consent in writing, furnish to the Company and the Administrative Agent (with a copy for each Purchaser) the following:

(a) Purchase and Sale Termination Events.  As soon as possible, and in any event within two (2) Business Days after (i) the occurrence of any Purchase and Sale Termination Event or (ii) such Originator becomes aware of any event that, with notice or the passage of time or both, would become a Purchase and Sale Termination Event (an “Incipient Purchase and Sale Termination Event”), such Originator shall provide a written statement of a senior financial officer or other similar officer of such Originator describing such Purchase and Sale Termination Event or Incipient Purchase and Sale Termination Event and the action that such Originator proposes to take with respect thereto, in each case in reasonable detail;

(b) Proceedings.  As soon as possible and in any event within three (3) Business Days after such Originator becomes aware thereof, written notice of (i) any litigation, investigation or proceeding of the type described in Section 5.1(e) not previously disclosed to the Company, the Administrative Agent and each Purchaser and (ii) all material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations;

(c) Other.  Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Originator as the Company, the Administrative Agent or any Purchaser may from time to time reasonably request in order to protect the interests of the Company, the Purchasers or the Administrative Agent under or as contemplated by the Transaction Documents; and

SECTION 6.3 Negative Covenants.  From the date hereof until the latest of the Final Discharge Date and the date all obligations of the applicable Originator to the Company and its assigns have been satisfied in full, such Originator, severally and not jointly, agrees that it shall not:

(a) Sales, Liens, Etc.  Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed hereunder or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables.  Except as otherwise permitted in Section 4.2(a) of the Receivables Purchase Agreement, the applicable Credit and Collection Policy and the terms hereof, extend, amend or otherwise modify the terms of any Receivable in any material respect generated by it, or amend, modify or waive, in any material respect, the provisions of any Contract related thereto.

(c) Change in Business or Credit and Collection Policy.  (i) Make any change in the character of its business that would reasonably be expected to have a Material Adverse Effect, or (ii) make any material change in its Credit and Collection Policy, in the case of either (i) or (ii) above, without the prior written consent of the Administrative Agent.  No Originator shall make any change in the Credit and Collection Policy without giving prior written notice thereof to the Company, the Administrative Agent and each Purchaser.

(d) Receivables Not to be Evidenced by Promissory Notes or Chattel Paper.  Except as otherwise provided in the Receivables Purchase Agreement in regard to servicing, take any action to cause or permit any Receivable generated by it that is sold or contributed by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e) Mergers, Acquisitions, Sales, etc. (i) Be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Company and the Administrative Agent have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto if the resulting entity following such merger, consolidation or other restructuring is any Person other than an Originator or Armstrong, (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Company or the Administrative Agent shall reasonably request and (D) been reasonably satisfied that all other action to perfect and protect the interests of the Company and the Administrative Agent, on behalf of the Purchasers, in and to the Receivables to be sold by it hereunder and other Related Rights, as requested by the Company or the Administrative Agent shall have been taken by, and at the expense of such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(f) Lock-Box Banks.  Make any changes in its instructions to Obligors regarding Collections (unless such instruction is to send Collections to a Lock-Box Account or a Collection Account) or add or terminate any bank as a Lock-Box Bank or a Collection Account Bank unless the requirements set forth in the Receivables Purchase Agreement have been met.

(g) Accounting for Purchases.  Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales and/or contributions of the Receivables and Related Rights by such Originator to the Company.

(h) Transaction Documents.  Enter into, execute, deliver or otherwise become bound after the Closing Date by any agreement, instrument, document or other arrangement that restricts the right of such Originator to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

SECTION 6.4 Substantive Consolidation.  Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from such Originator and its Affiliates.  Therefore, from and after the date hereof, each Originator agrees, severally and not jointly, to take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not to be taken in order to ensure that the assumptions and factual recitations set forth in the Specified Bankruptcy Opinion Provisions remain true and correct in all material respects with respect to such Originator and comply in all material respects with those procedures described in such provisions which are applicable to such Originator.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Company.  Each Originator hereby severally and not jointly authorizes the Company, the Servicer or their respective designees or assignees under the Receivables Purchase Agreement (including, without limitation, the Administrative Agent, to the extent permitted in the Receivables Purchase Agreement) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed hereunder, including, without limitation, indorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

SECTION 7.2 Responsibilities of the Originators.  Anything herein to the contrary notwithstanding:

(a) Collection Procedures.  Each Originator agrees to direct the Obligors with respect to the Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder to make payments in respect of such Receivables to a Lock-Box Account or a Collection Account or directly to a post office box related to the relevant Lock-Box Account at a Lock-Box Bank.  Each Originator further agrees to transfer any Collections that it receives directly to a Collection Account within one (1) Business Day of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust (by book entry or otherwise or, if requested by the Company or the Administrative Agent, segregated in a separate account approved by the Company or the Administrative Agent) for the Company and the Administrative Agent (for the benefit of the Purchasers).

(b) Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c) None of the Company, the Servicer, the Purchasers or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Purchasers or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.

(d) Each Originator hereby grants to the Servicer and the Administrative Agent an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Originator (in the case of the Administrative Agent, following the occurrence of a Termination Event) all steps reasonably necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable or Related Right.

SECTION 7.3 Further Action Evidencing Purchases.  Each Originator agrees that from time to time, at its expense, it will promptly execute, authorize and deliver all further instruments and documents, and take all further action that the Company, the Servicer or the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased or contributed by the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document.  Without limiting the generality of the foregoing, upon the request of the Company, the Administrative Agent or any Purchaser, such Originator will:

(a)  execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be reasonably necessary or appropriate;

(b) deliver to the Company copies of all Contracts relating to the Receivables sold or contributed hereunder and all records relating to such Contracts and the Receivables sold or contributed hereunder, whether in hard copy or in magnetic tape or diskette format (which if in magnetic tape or diskette format shall be compatible with the Servicer’s computer equipment); and

(c) on the Closing Date and from time to time, if requested thereafter, mark the master data processing records that evidence or list such Receivables and related Contracts with the indication set forth in Section 4.1(j).

Each Originator hereby authorizes the Company or its designee (including, without limitation the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Originator, relative to all or any of the Receivables sold or otherwise conveyed, or purported to be sold or conveyed by it hereunder, and Related Rights now existing or hereafter generated by such Originator with respect to such Receivables.  If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee (including without limitation the Administrative Agent following the occurrence of a Termination Event) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee (including without limiting the Administrative Agent) incurred in connection therewith shall be payable by such Originator.

SECTION 7.4 Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1 Purchase and Sale Termination Events.  Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:

(a) The Facility Termination Date (as defined in the Receivables Purchase Agreement) shall have occurred; or

(b) Any Originator shall fail to make any payment or deposit to be made by it hereunder or any other Transaction Document when due and such failure continues unremedied for three (3) Business Days after the applicable due date therefor; or

(c) Any representation or warranty made or deemed to be made by any Originator under or in connection with this Agreement, any other Transaction Documents, or any other information or report delivered pursuant hereto or thereto shall prove to have been false or incorrect in any material respect when made or deemed made, and the event or condition making such representation or warranty false or incorrect shall, solely to the extent capable of cure, continue unremedied for fifteen (15) days after the earlier of (x) the date on which the Originator knew of such event or condition and (y) the date on which written notice of such failure or condition shall have been given to such Originator by the Company, the Servicer, the Administrative Agent or any Purchaser; provided, however, that no Purchase and Sale Termination Event shall occur pursuant to this clause (c) as the result of a breach of a representation, warranty, statement or certificate with respect to any Receivable or Related Rights in the event that the Originator shall have satisfied its obligations with respect thereto under Section 3.3; or

(d) Any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for fifteen (15) days after the earlier of (i) the date on which such Originator knew or should have known of such failure and (ii) the date on which written notice of such failure shall have been given to such Originator by the Company, the Servicer, the Administrative Agent or any Purchaser.

SECTION 8.2 Remedies.

(a) Optional Termination.  Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Company shall, with the prior written consent of the Administrative Agent, have the option, by notice to the Originators (with a copy to the Administrative Agent and the Purchasers), to declare the Purchase Facility as terminated.

(b) Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnities by the Originators.  Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone, hereby agrees to indemnify the Company and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including Attorney Costs (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party, (ii) any indemnification which has the effect of recourse for non-payment of the Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor and (iii) any net income or franchise tax imposed on such Purchase and Sale Indemnified Party by the jurisdiction under the laws of which such Purchase and Sale Indemnified Party is organized or any political subdivision thereof.  Without limiting the foregoing, and subject to the exclusions set forth in the preceding sentence, each Originator, severally for itself alone, shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a) the transfer by such Originator of an interest in any Receivable to any Person other than the Company;

(b) the breach of any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by such Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(c) the failure by such Originator to comply with any applicable law, rule or regulation of any Governmental Authority with respect to any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract with any such applicable law, rule or regulation;

(d) the failure by such Originator to vest and maintain vested in the Company an ownership interest in the Receivables generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder free and clear of any Adverse Claim;

(e) the failure to file, or any delay in filing, by such Originator financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by such Originator sold or otherwise transferred or purported to be transferred hereunder, whether at the time of any purchase or contribution or at any subsequent time to the extent required hereunder;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor or other credit related reasons) of the Obligor to the payment of any Receivable or purported Receivable generated by such Originator sold or otherwise transferred or purported to be transferred hereunder (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g) any product liability claim arising out of or in connection with services that are the subject of any Receivable generated by such Originator; and

(h) any tax or governmental fee or charge (other than any tax excluded pursuant to clause (iii) in the proviso to the preceding sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Security connected with any such Receivables.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each of the Originators, severally and for itself alone, and Armstrong, jointly and severally with each Originator, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and each Originator, with the prior written consent of the Administrative Agent.

(b) No failure or delay on the part of the Company, the Servicer, any Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2 Notices, etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication or other electronic means) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile, by electronic mail or by regular or overnight mail, to the intended party at the mailing address, facsimile number or electronic mail address of such party set forth on Schedule V hereto (or in the case of the Administrative Agent or any Purchaser, at their respective address for notice pursuant to the Receivables Purchase Agreement) or at such other address, facsimile number or electronic mail address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (i) if personally delivered or sent by certified, regular or overnight mail, when received and (ii) if transmitted by facsimile or electronic mail, when receipt thereof is confirmed (any such transmission by facsimile or electronic mail shall be followed by hard copy sent by first class mail).

SECTION 10.3 No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, each Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Company to or for the credit or the account of such Originator.

SECTION 10.4 Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns.  No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company and the consent of the Administrative Agent.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 10.6 Costs, Expenses and Taxes.  In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand:

(a) to the Company (and any successor and permitted assigns thereof and third party beneficiaries thereof) all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and

(b) all stamp and other taxes (other than any such taxes specifically excluded pursuant to clause (iii) in the proviso to the first paragraph of Section 9.1) and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 10.7 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO HEREBY IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (B) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES FEDERAL COURT; (C) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (D) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (E) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ARMSTRONG, ANY ORIGINATOR OR THEIR RESPECTIVE PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

SECTION 10.8 WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT (A) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (B) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.9 Captions and Cross References; Incorporation by Reference.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.  The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10 Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 10.11 Acknowledgment and Agreement.  (a) By execution below, Armstrong and each other Originator expressly acknowledge and agree that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Administrative Agent (for the benefit of the Purchasers) pursuant to the Receivables Purchase Agreement, and Armstrong and each other Originator consent to such assignment.  Each of the parties hereto acknowledges and agrees that the Purchasers and the Administrative Agent are third-party beneficiaries of the rights of the Company arising hereunder and other the other Transaction Documents to which any Originator is a party.

(b) By execution below, each Originator acknowledges that each Purchaser and the Administrative Agent are entering into the Receivables Purchase Agreement in reliance upon the Company’s identity as a legal entity separate from any Originator.

SECTION 10.12 No Proceeding.  Each Originator and Armstrong hereby agree that, prior to the date which is one year and one day after payment in full of any amounts owed by the Company hereunder or under any other Transaction Document, it will not institute against, or join with, encourage or cooperate with any other Person in instituting, against the Company any Insolvency Proceeding.  Each Originator and Armstrong further agree that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, use any funds to pay any amount in respect of any Company Note or L/C Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment.  Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied.  The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13 Limited Recourse. The obligations of the Company under this Agreement are solely the obligations of the Company.  No recourse shall be had for the payment of any amount owing in respect of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer or director of the Company.  The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ARMSTRONG RECEIVABLES COMPANY LLC, as Purchaser

By:________________________________
Name: Mark A. Telymonde
Title:   Assistant Treasurer

Address:          c/o Armstrong World Industries, Inc.
2500 Columbia Ave
Lancaster, PA 17603

Attention:     Mark A. Telymonde
Telephone:   (717) 396-3306
Fax:                (717) 396-6136

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ORIGINATORS:

ARMSTRONG WORLD INDUSTRIES, INC., as an Originator

By:________________________________________
Name: Thomas J. Waters
Title:   Vice-President and Treasurer

ARMSTRONG HARDWOOD FLOORING COMPANY, as an Originator

By:________________________________________
Name:  Thomas J. Waters
Title:    Treasurer

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SERVICER:

ARMSTRONG WORLD INDUSTRIES, INC., as Servicer

By:________________________________________
Name:  Thomas J. Waters
Title:     Vice-President and Treasurer

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